Exhibit 10.37

[Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission. The omitted portions of this document occur on the first and second page hereof and are marked with a ***. ]

Bandwidth Redundancy and Cooperative
Purchasing Agreement

This Bandwidth Redundancy and Cooperative Purchasing Agreement ("Agreement") is entered into as of December 23, 2003 by and between VitalStream, Inc. ("VitalStream") and InteleNet Communications, Inc. ("InteleNet")(individually, a "Party", and collectively, the "Parties").

RECITALS

      A.   The Parties wish to achieve greater network redundancy while sharing fixed costs;

      B.    The Parties seek to reduce their own respective bandwidth costs by combining their purchasing leverage through larger bandwidth commitments; and

      C.    The Parties further seek to achieve additional peering and transport efficiencies by sharing routing information, and wish to explore the possibility of achieving other benefits through other joint business opportunities or exchanges of services.

AGREEMENT

In consideration of the mutual promises and covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Peering Parameters.

1.1     Each Party shall provision failover capacity of *** by no later than 1/31/04. After that date, each company shall continue to maintain such provisioned capacity during the term of this Agreement, subject to quarterly review.

1.2     Each Party shall initially provide to the other, at no cost, a certain level of baseline bandwidth, measured at the 95th percentile, according to NetFlow, or similar tool (the "Baseline Bandwidth"). Initially, the Baseline Bandwidth shall be ***. The objective of the Baseline Bandwidth value is for each company to take advantage of the other's upstream providers but to incur little or no additional charges unless a failover situation occurs.

1.3     There shall be no charge for imbalanced bandwidth below 10% of swapped amount (again, measured at the 95th percentile).

1.4     If traffic is imbalanced by more than ***, the Party that is using less bandwidth may bill the Party that is using more bandwidth at the then in effect Overage Rate from the first mbps beyond the *** imbalance, provided such Party is using at least the Baseline Bandwidth. Initially, the Overage Rate shall be ***, which may be adjusted by mutual consent quarterly as cost structures change as provided herein.

1.5     Each Party shall measure the bandwidth across the peer according to the following methodology: Each Party shall determine its traffic by measuring the outbound traffic at the 95th percentile on its side of the peer connection, including the other Party's inbound traffic.

1.6     The technical specifications shall be by mutual consent. Current proposed design is for an *** connection from an InteleNet router in Irvine to an InteleNet router in VitalStream's LA facility, with dual gigabit Ethernet cross connections to VitalStream's network. InteleNet may acquire other peering connections from this equipment base.

2.     Operational Procedures. The parties shall consult with each other upon implementation to establish and maintain operational procedures, such as emergency contact list hierarchy, reporting contacts and entry into the other company's business continuance plans.

3.     Quarterly Review. Each quarter during the term of this Agreement, the parties shall meet to discuss mutually acceptable adjustments to the following variable inputs for the purpose of optimizing the peer relationship for then current business conditions:

Failover Capacity (***); The Baseline Bandwidth level (***); The Overage Rate for bandwidth above the then in effect Baseline Bandwidth level (***); The methodology for measuring bandwidth across the peer (per Section 1.5 initially); Which peers each side would maintain, with the intent of maximizing the route diversity of the partnership (VitalStream: WilTel, Verio initially; InteleNet: Teleglobe, Level 3 initially); Operational procedures and coordination; and Equipment, space, power, cross connects and other operational exchanges as part of this agreement; Acceptable Use Policy issues according to each Party's AUP policy

With the exception of each Party's ability to choose its upstream bandwidth suppliers without restriction by this Agreement, any variable on which there is not mutual agreement to adjust at a quarterly review shall remain at its previously agreed-upon level.

4.     Circuit Cost. InteleNet shall provision a point-to-point *** and shall invoice VitalStream monthly for half that cost, the invoices to VitalStream to commence upon the later to occur of: the one-month period beginning January 1, 2004 and the full or partial calendar month period beginning upon the date of actual installation of the ***. InteleNet represents and warrants that the full cost of the InteleNet circuit is estimated to be *** per month; therefore VitalStream's monthly circuit charge shall be *** of the final amount, estimated to be ***. There shall be no overlap charges for any circuit upgrades that the parties mutually decide to do in the future to the circuit. Each Party shall allow the other Party to place its router (and related equipment required for uplinking) in the other Party's facility at no charge for power and up to one rack of space. Other operational exchanges will be discussed and approved by mutual consent during quarterly reviews.

5.     Payment Terms. All payment terms under this Agreement shall be net 45. All billing shall be based on calendar months. Billing shall be pro-rata (if applicable) in the first and last months of this Agreement. Neither company may bill the other for any items more than 90 days after the month in which the right to bill for the item accrued.

6.     Term and Termination. The initial term of this Agreement shall be one (1) year, and thereafter it shall renew on a month-to-month basis, unless prior to the expiration of any term then in effect either Party provides no less than 90 days prior written notice of its desire to cancel. In the event of termination of the bandwidth redundancy and exchange by either Party, rack, equipment, and power that have been committed by either Party at the other's facility will be subject to prevailing charges on a month to month basis.

7.     Early Termination.

7.1     In no case shall either Party terminate this Agreement with less than ninety (90) days prior written notice to the other Party. If either Party needs to terminate the Agreement early for other than the causes set forth in Section 7.2 below, that Party shall be solely responsible for paying any and all termination fees or other liability, if any, that may be owed to MCI by either Party resulting from such early termination, but for no other fees in addition to such termination fees.

7.2     Either Party may terminate this Agreement at any time upon the occurrence of the following events, and upon giving of the notice indicated below:

     a.     Upon five (5) business days prior written notice to the other Party of its failure to pay any invoice if the other Party within such five (5) business days has not remitted payment or a detailed written response describing the disputed amount, accompanied by payment of any undisputed amount.

     b.     Upon thirty (30) days prior written notice to the other Party of its breach of any of its material obligations under this Agreement if the other Party has not within such thirty (30) days cured such breach or, of if such breach is not capable of being cured prior to the expiration of such thirty (30) day period, commenced the cure prior to such expiration, provided that the cure is diligently pursued until completion.

     c.     Upon written notice to the other Party if (i) the other Party files an application for, or consents to, the appointment of a trustee, receiver, or custodian of its assets; (ii) there is filed with respect to the other Party a petition for relief in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (iii) the other Party makes a general assignment of its assets for the benefit of creditors; (iv) there is entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of the other Party ; or (v) the other Party becomes insolvent within the meaning of Section 1-201 of the Uniform Commercial Code or fails generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) as amended or superseded from time to time, of the United States Bankruptcy Code, or if the other Party admits in writing its inability to pay its debts as they become due.

8.     Confidentiality. "Confidential Information" shall mean any term of this Agreement, and any proprietary information or data, either oral or written, received from and designated as confidential by the disclosing Party. This shall include pricing information for VitalStream and InteleNet services. It does not, however, include information that (i) is already known by the recipient, (ii) become publicly known through no wrongful act of the recipient, or (iii) is received by the recipient from a third party without similar restriction and without breach of this section. In addition, under no circumstances shall either Party's Confidential Information include any content, software, materials or other information delivered by either Party to be posted on the other Party's servers. Each Party agrees that it will use the same care to protect against the unauthorized duplication, use, publication, or disclosure of such Confidential Information of the other Party as it uses to protect its own proprietary and Confidential Information, and will not use or disclose such Confidential Information except in connection with the purposes of this Agreement, unless authorized in writing by the other Party. All materials, including copies and summaries, containing the other Party's Confidential Information shall be destroyed or returned to such Party, as instructed by such Party, by the recipient promptly upon request.

9.     Notices. Any notice necessary under this Agreement shall be given by facsimile or overnight letter to:

VitalStream, Inc.
One Jenner, Suite 100
Irvine, CA 92618
Attn: Philip N. Kaplan, COO
Fax (949) 453-8686

InteleNet Communications, Inc.
17222 Von Karman
Irvine, CA 92614
Attn: Mark Towfiq, President
Fax (949) 784-7963

10.     Limitation of liability. SUBJECT TO THE MUTUALLY AGREED UPON PERFORMANCE CRITERIA SET FORTH IN THIS AGREEMENT, THE PARTIES ARE OTHERWISE PROVIDING SERVICES TO ONE ANOTHER ON AN "AS IS" BASIS. ACCORDINGLY, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR ITS THIRD PARTY VENDORS be liable for any loss of business, lost profits, lost data, LOST SAVINGS, failure of security or any or all indirect, INCIDENTAL, consequential OR SPECIAL damages, HOWEVER CHARACTERIZED, whether or not such damages are foreseeable AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN THE EVENT OF ANY BREACH BY EITHER PARTY OF THIS AGREEMENT, SUCH PARTY'S LIABILITY TO THE NON-BREACHING PARTY SHALL NOT EXCEED TWENTY-FIVE THOUSAND DOLLARS ($25,000).

11.     Assumption of Risk. Each Party hereby assumes any and all risks associated with its own or its agents' (including contractors and sub-contractors), employees' or customers' or other third party's use of the services contemplated by this Agreement and shall indemnify, defend and hold harmless the other Party and its successors and assigns from any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including reasonable attorneys' and experts'fees), caused by or arising in connection with such use.

12.     General. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California. Exclusive venue for any dispute arising under this agreement shall be any court located in Orange County, California, having proper jurisdiction. Should any provision of this Agreement be judged invalid or unenforceable, the rest of the agreement shall remain in full force and effect. This Agreement shall constitute the entire agreement between the parties regarding the subject matter herein and shall supersede any and all prior understandings, whether written or oral. This Agreement shall be binding upon the Parties' successors and assigns. Any waiver of any provision of this Agreement shall not constitute a modification to this Agreement or a permanent waiver of such provision unless it is in writing and signed by an officer of each Party.

13.     Force Majeure. Neither Party shall be liable to the other Party under this Agreement for any delay or failure to perform its obligations under this Agreement if such delay or failure arises from any cause(s) beyond such Party's reasonable control, including by way of example labor disputes, strikes, acts of nature, floods, fire, lightning, utility or communications failures, earthquakes, vandalism, war, acts of terrorism, riots, insurrections, embargos, or laws, regulations or orders of any governmental entity. Notwithstanding the foregoing, each Party shall exercise due diligence to resume performance hereunder as soon as commercially possible.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

VITALSTREAM, INC.		INTELENET COMMUNICATIONS, INC.

By:	/s/ Philip N. Kaplan	By:	/s/ Mark C. Towfiq

Name:	Philip N. Kaplan	Name:	Mark C. Towfiq
Title:	Chief Operating Officer	Title:	Persident